Exhibit 99
                                FONAR CORPORATION

Fonar MRI news @ aol . com                          The Inventor of MR Scanning
For    Immediate   Release                          An    ISO    9001   Company

Contact:    Daniel Culver,                          110       Marcus      Drive
Director of Communications                          Melville,    N.Y.     11747
Web site:    www.fonar.com                          Tel:     (631)     694-2929
Email: invest @ fonar. com                          Fax:     (631)     390-1709
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   FONAR  Receives  Notification  from  Nasdaq  Regarding Its Listing on The
                             Nasdaq Capital Market

MELVILLE, NEW YORK, December 21, 2006 - FONAR Corporation (NASDAQ-FONR), announced today, that on December 19, 2006, FONAR (the "Company") had received a Nasdaq Staff determination indicating that the Company still fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that its securities are, therefore, subject to delisting from The Nasdaq Capital Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing.

The letter noted that, previously, on December 22, 2005, (NASDAQ) staff notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result did not comply with Marketplace Rule 4310(c)(4) (the "Rule"). Therefore, in accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the Company was provided a 180 calendar day or until June 20, 2006 to regain compliance with the Rule. On June 21, 2006, given that the Company met the Nasdaq Capital Market initial inclusion criteria set forth in Marketplace Rule 4310(c), except the bid price, the Company was provided an additional 180 calendar day compliance period, or until December 18, 2006, to demonstrate compliance.

No specific time has been given when the hearing will be held, although, the Company expects it to be in February, 2007.

_______________________________________________________________________________

Be sure to visit FONAR's Web site for Company product and investor information:
                                 www.fonar.com
                                      ###

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.